Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Dated September 24 , 2018 Registration Statement No . 333 - 226368 Relating To Preliminary Prospectus dated September 24 , 2018 Free Writing Prospectus Tiziana Life Sciences plc – Investor Presentation This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) in the capital of Tiziana Life Sciences plc (the “Company”) in the form of American Depositary Receipts (“ ADRs ”) . The Ordinary Shares are being registered on a Registration Statement on Form F - 1 (No . 333 - 226368 ) (the “Form F - 1 ”) and the ADRs are being registered on a Registration Statement on Form F - 6 . This free writing prospectus should be read together with the preliminary prospectus dated September 24 , 2018 included in that Registration Statement, which can be accessed through the following link : https : //www . sec . gov/Archives/ edgar /data/[ • ] The Company has filed a Form F - 1 (including a preliminary prospectus) and Form F - 6 with the SEC for the offering to which this communication relates . Before you invest, you should read the preliminary prospectus in that Form F - 1 (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the representative of the underwriters will arrange to send you the prospectus if you request it by contacting Laidlaw & Company (UK) Ltd . , Attention : Syndicate Department, 521 Fifth Avenue, New York, NY 10175 , by telephone at + 01 (0) 212 953 4917 or by email at syndicate@laidlawltd . com .

LSE:TILS Proprietary & Confidential © 2018 Tiziana Life Sciences plc LSE: TILS Kunwar Shailubhai, PhD, MBA | CEO & CSO | September 2018 Targeted Therapeutics for: • NASH & Liver Diseases • Hepatocellular Carcinoma • Thymic Carcinoma & Thymoma

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 3 DISCLAIMER & NOTICE OF FORWARD LOOKING STATEMENTS This institutional presentation document has been prepared by Tiziana Life Sciences plc ("Tiziana”) for information purposes only in relation to the proposed placing of American Depositary Shares (“ADSs”) representing ordinary shares in the capital of Tiziana (the "Offering"), the Nasdaq listing of the ADSs and admission to trading of the ordinary shares underlying the ADSs to AIM, a market operated by the London Stock Exchange plc (together, “Listing”). For the purposes of this notice, "presentation" means this document, any oral presentation, any question and answer session and any written or oral material discussed or distributed during the presentation meeting. This presentation is the sole responsibility of Tiziana. This presentation is not a prospectus and investors must only subscribe for or purchase securities referred to in this document on the basis of the information contained in an registration statement on Form F-1 (the “Registration Statement”) to be published in connection with Listing and not in reliance on any information in this presentation. Offering documentation may or may not be published by Tiziana in relation to any proposed Offering. Upon such publication and being deemed effective by the U.S. Securities and Exchange Commission (the “SEC”), the Registration Statement will supersede this presentation and the information contained herein in its entirety. The contents of this presentation are strictly private and confidential and may not be copied, distributed, published or reproduced in whole or in part, or otherwise disclosed. Failure to comply with these restrictions may constitute a violation of applicable securities laws. The recipient agrees to return all documents and other materials held by it in relation to the project referred to in this presentation upon request. This presentation may be amended, superseded or replaced, or the Offering may not proceed at all (and the issue of this presentation shall not be taken as any form of commitment on the part of Tiziana to proceed with any transaction, including, but not limited to, the Offering). The final terms and conditions of the Offering, and a description of the risks relating to Tiziana and the Offering, would be set out in the Registration Statement. This presentation is made available for information purposes only and does not, and is not intended to, constitute an offer to sell or an offer, inducement, invitation or commitment to purchase or subscribe for any securities. The distribution of this presentation may, in certain jurisdictions, be restricted by law and neither it nor any part of it nor the fact of its distribution shall form the basis of or be relied upon in connection with any contract and it does not constitute a recommendation regarding any securities. Nothing contained in this presentation shall form the basis of any contract or commitment whatsoever. No representation or warranty is given by or on be half of Tiziana or Laidlaw & Company Ltd. ("Laidlaw") or any of such persons' directors, officers, employees or affiliates or any other person (their " Related Parties") as to the fairness, accuracy or completeness of the contents of this presentation or any other statement made or purported to be made by any of them, or on their behalf, in connection with Tiziana, Listing or the Offering. Nothing in this presentation shall be relied upon as a promise or representation in this respect, whether as to the past or the future. There is no obligation on any person to update this presentation. No liability whatsoever is accepted by Tiziana, Laidlaw or any of their respective Related Parties for any loss howsoever arising, directly or indirectly, from any use of this presentation, the information or opinions contained herein or otherwise arising in connection herewith. By accepting and using this presentation, you will be deemed to agree not to disclose any information contained herein except as may be required by law. Additionally, certain information contained in this presentation has been obtained from published sources prepared by other parties, which in certain cases have not been updated to the date hereof. While such information is believed to be reliable for the purpose used in this presentation, each of Tiziana, Laidlaw and their respective Related Parties do not assume any responsibility for the accuracy or completeness of such information and which has not been independently verified by Tiziana, Laidlaw or their respective Related Parties. Except where otherwise indicated herein, the information provided in this presentation is based on matters as they exist as of the date of preparation and not as of any future date, and will not be updated or otherwise re vised to reflect information that subsequently becomes available, or circumstances existing or changes occurring after the date hereof. Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of terms such as “may”, “will”, “should”, “expect”, “anticipate”, “pr oject”, “estimate”, “intend”, “continue,” “target” or “believe” (or the negatives thereof) or other variations thereon or comparable terminology. Due to various ri sks and uncertainties, actual events or results or actual performance of Tiziana and/or the Tiziana group may differ materially from those reflected or contemplated in such forward-looking statements. As a result, investors should not rely on such forward- looking statements in making their investment decisions. No representation or warranty is made as to the achievement or reasonableness of and no reliance should be placed on such forward-looking statements. There is no guarantee that Tiziana will generate a particular rate of return. In addition, prior to making any investment decision prospective investors should carefully consider the risk factors described in the Offering Documentation. Potential investors should be aware that any investment in Tiziana is speculative, involves a high degree of risk and could result in the loss of all or substantially all of their investment. The securities are only suitable for investors who understand the potential risk of capital loss, that there may be limited liquidity in the underlying investments and securities of Tiziana, for whom an investment in the securities is part of a divers ified investment programme and who fully understand and are willing to assume the risks involved in such an investment. This presentation does not constitute a recommendation concerning the Offering. When considering what further action you should take you are recommended to seek advice of an appropriately authorised professional adviser.

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 4 DISCLAIMER & NOTICE OF FORWARD LOOKING STATEMENTS This presentation is directed at and is only being distributed (A) in member states of the European Economic Area ("EEA"), to persons who are "qualified investors" as defined under the Prospectus Directive (Directive 2003/71/EC as amended (including amendments by Directive 2010/73/EU to the extent implemented in the relevant EEA member state)) (“Qualified Investors”); (B) in the United Kingdom to Qualified Investors who: (i) have professional experience in matters relating to investments and who are "investment professionals" and investment personnel of the same each within the meaning of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”); (ii) are persons falling within Article 49(2)(a) to (d) of the Order, or (iii) are other persons to whom this presentation may otherwise lawfully be communicated; and (C) outside the US to non-US persons in reliance upon Regulation S of the US Securities Act 1993, as amended (the "Securities Act"); (each of (A) to (C) above a "Relevant Person"). No other person should act or rely on this presentation and persons distributing this presentation must satisfy themselves that it is lawful to do so. By accepting this presentation you represent, warrant and agree that you are a Relevant Person. This presentation has not been approved by an authorised person in accordance with section 21 of the UK Financial Services and Markets Act 2000, as amended. This presentation must not be acted on or relied on (i) in the United Kingdom, by persons who are not relevant persons, and (ii) in any member state of the EEA other than the United Kingdom, by persons who are not Qualified Investors. Any investment or investment activity to which this presentation relates is available only to relevant persons in the United Kingdom and Qualified Investors in any member state of the EEA other than the United Kingdom, and will be engaged in only with such persons. Laidlaw is acting only for Tiziana in connection with the contents of this document, Listing and the Offering. Laidlaw will not regard any other person (whether or not a recipient of this Presentation) as its customer in relation to the Offering and will not be responsible to anyone other than Tiziana for providing the protections afforded to customers of Laidlaw or for providing advice in relation to Listing and the Offering or any other matter referred to in this Presentation. The distribution of this Presentation in jurisdictions other than the United Kingdom may be restricted by law and persons into whose possession this document comes should inform themselves about, and observe, any restrictions. In particular, neither this Presentation nor any copy of it may be taken or transmitted or distributed or redistributed (directly or indirectly) in the Canada, Japan, Australia, New Zealand or the Republic of South Africa. Any failure to comply with this restriction may constitute a violation of Canadian, Japanese, Australian, New Zealand or South African securities laws. Accordingly, by attending any event in which this presentation is made available or by receiving this presentation through any other means, you represent that you are able to receive this presentation without contravention of any legal or regulatory restrictions applicable to you and that you have read and agree to comply with the contents of this presentation. This presentation should not be taken out of context.

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 5 BACKGROUND STORY OF THE COMPANY • Founded in 2013 as a London Stock Exchange AIM - listed biotechnology company (LSE: TILS) • Focus on therapeutics and diagnostics for cancer and immune diseases • December 2014 : Licensed Foralumab, a fully human anti - CD3 mAb, from Novimmune • January 2015: Licensed Milciclib, a pan - CDKs inhibitor, from Nerviano Medical Center • December 2016: Licensed a fully human anti - IL6R mAb from Novimmune • May 2017: Hired Kunwar Shailubhai as CEO and CSO

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 6 DO IT AGAIN WITH PROVEN BUSINESS STRATEGY □ Management Strategy 1. Focused primarily on liver diseases 2. Strong pipeline with range of candidates 3. Supported by world renowned academics through advisory board □ Proprietary technologies (Strong IP) 1. Targeting large markets with unmet medical need (HCC, NASH and CD) 2. Innovative and bold therapeutic approaches 3. Continually enhancing intellectual property □ Exemplary BOD with SAB □ Experienced management team 1. Successful record in ‘Bench to Market’ (Trulance marketed) 2. Including co - founders of Synergy Pharmaceuticals (NASDAQ: SGYP) Ou r Mission Develop innovative therapies for inflammation and oncology indications

LEADERSHIP TEAM & BOARD OF DIRECTORS

tiziana LIFE SCIENCES

MANAGEMENT



Kunwar Shailubhai PhD, MBA
CEO & CSO

- Co-founder , EVP & CSO of Synergy Pharmaceuticals, NASDAQ: SGYP
- The pioneer of GC-C agonist technology inventor of TRULANCE® approved for Chronic constipation and IBS-C
- VP, Callisto Pharmaceuticals
- Group Leader, Monsanto Co.



Tiziano Lazzaretti
Chief Financial Officer

- Previously Group Finance Director at Pharmentis –Teva Ratiopharm spin off
- Executive Director at Alliance Boots, Snia, Accenture and FIAT Group
- MBA, Bocconi University, Milan
- Corporate Finance, London Business School. BSc Accounting and Finance

Key Strengths of the Management Team

- Successful credentials in entrepreneurship
- Strong history in biotechnology deals
- Proven 'Bench to market' record
- Strong credentials in Science and Business

BOARD



Gabriele Cerrone
Executive Chairman

- Proven track record & experience in financing biotechnology companies
- Served as chairman of 2 biotech companies with market cap over $2Bn
- Inhibitex sale $2.5Bn
- Synergy / Trovagene / Gensignia / Rasna / Contravir / Siga Technologies
- MBA, Stern School of Business, NY, USA



Leopoldo Zambeletti
Non-Executive Director

- Former head of Life Sciences M&A for Credit Suisse, EU
- Investment Banking experience at JP Morgan and Credit Suisse
- Non-exec. director several biotech companies



Riccardo Dalla-Favera MD
Non-Executive Director

- Member of National Academy of Sciences
- Leader in molecular oncology
- Prof & Director, Institute for Cancer Genetics, Uris Prof of Pathology; Columbia Medical Center, US
- 2014 presented with Oncomed Giants of Cancer Care Award



Willy Simon
Non-Executive Director

- Career as a executive in the banking and corporate finance sector and director of publicly listed companies
- Kredietbank N.V., Citibank, Generale Bank NL, CEO of Fortis Investment Management
- Chairman of Bank Oyens & van Eeghen, Partner at Redi & Partners

Proprietary & Confidential © 2017 Tiziana Life Sciences plc

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SCIENTIFIC ADVISORY BOARD

SCIENCE ADVISORY



Howard Weiner, MD

- Professor of Neurology at Harvard Med
- Director and Founder of the Partners MS Center and Co-Director of the Ann Romney Center for Neurologic Diseases
- Pioneered investigation of the mucosal immune system for the treatment of autoimmune and other diseases



Kevin Herold, MD

- Professor of Immunobiology and Medicine and Deputy Director, Yale Center for Clinical Investigation
- Director of the Yale Diabetes Center and Director of the TrialNet Center at Yale
- Expert in autoimmune diseases and anti-CD3 monoclonal antibody therapies



Arun Sanyal MD

- Charles Caravati Distinguished Professor and Chair, Division of Gastroenterology, Hepatology and Nutrition at Virginia Commonwealth University School of Medicine
- World leader in the field of liver diseases



Napoleone Ferrara MD

- Inventor of Avastin® ($6.67Bn/yr)*; 2010 Lasker Award
- Senior Deputy Director Basic Sciences, Moores Cancer Center, UC San Diego
- Distinguished Prof of Pathology, School of Medicine, UC San Diego



Alessandro Padova PhD

- Senior executive, managerial and scientific roles in the pharmaceutical and biotechnology sector
- Peptide Therapeutics, Medivir UK, Astex Technology, C4T S.C.ar.l., Siena Biotech and IRBM Science Park

* Roche Investor Update – February 2018

Proprietary & Confidential © 2017 Tiziana Life Sciences plc

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FOCUSED ON LIVER DISEASES

tiziana LIFE SCIENCES



Excessive fat deposit lead to liver inflammation
Inflammatory and fibrotic processes lead to malignancy
Disease Progression
Healthy Liver
25-30% of US Population
~20% of global population
Non-Alcoholic Fatty Liver Disease NAFLD
3-5% of popn
Non-alcoholic Steatohepatitis NASH
20% over 10 years
Cirrhosis
Hepatocellular cancer
Generally asymptomatic Reversible
Reversible
Irreversible Liver Damage
HBV/HCV
Foralumab (Anti-CD3)
Immune cells infiltration
Milciclib

- **Non-alcoholic fatty liver disease (NAFLD) the most common liver disease**, affecting one-third of the Western world, driven by obesity and diabetes epidemic[1]
- **NASH predicted to become leading cause of liver transplantation** in USA by 2020[2]
- **Hepatocellular carcinoma (HCC) is primary cause of obesity-related cancer death** in middle-aged men in the USA[1]
- **No currently approved drugs** – liver transplant only option for end-stage patients

Proprietary & Confidential © 2017 Tiziana Life Sciences plc

1 Transparency Market Research "Nonalcoholic Steatohepatitis Therapeutics Market - Global Industry Analysis, Size, Share, Growth, Trends, and Forecast 2015 – 2025
2 Y Ilan. Aliment Pharmacol Ther 44 (11-12), 1168-1182. 2016
3 Wree A, Broderick L, Canbay A, Hoffman HM, Feldstein AE. From NAFLD to NASH to cirrhosis-new insights into disease mechanisms. Nat Rev Gastroenterol Hepatol 2013; 10: 627–36.

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 10 Foralumab (TZLS - 401) • Complete enteric coated capsule formulation and manufacture cGMP clinical supply 4Q 2018 • Submit IND for oral administration with Foralumab capsules 4Q 2018 • Initiate Phase 1 dosing in healthy volunteers with enteric coated capsules 1Q 2019 • Report topline data from phase I dosing in healthy volunteers with intranasal formulation 4Q 2018 Milciclib (TZLS - 201) • Report Phase 2 Data from Thymic cancer and Thymoma 4Q 2017 • Initiation of Phase 2a monotherapy trial in patients with HCC 1Q 2017 • Topline data from HCC trial with milciclib monotherapy 2Q 2019 • Initiation of Phase 2b combination therapy (milciclib + sorafenib) trial 2Q 2019 in patients with HCC MAJOR ACHIEVEMENTS & ANTICIPATED NEAR TERM MILESTONES 2019

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 11 CLINICAL DEVELOPMENT PIPELINE Phase Iia trial ongoing Discovery Lead Optimisation Pre - Clinical IND Phase 1 Phase 2 Phase 3 NDA Foralumab TZLS - 401 Anti - CD3 mAb Milciclib TZLS - 201 CDK Inhibitor Phase I Intranasal formulation for Neurodegenerative disease Nasal Administration in Healthy Volunteers Phase I with Enteric coated capsules for NASH Oral Administration in Healthy Volunteers Thymic Carcinoma / Thymoma HCC combination with sorafenib Phase 2a completed Milciclib + Gemcitabine in refractory solid tumors * HCC monotherapy * We will seek guidance from regulatory authorities for next steps Initiate Phase 1 dosing 4Q 2018 Initiate Phase 1 dosing 1Q 2019 Phase 2a trial Enrollment ongoing Phase 2b trial to be initiated

Proprietary & Confidential © 2017 Tiziana Life Sciences plc CLINICAL DEVELOPMENT PIPELINE Foralumab: A fully human anti - CD3 mAb licensed from Novimmune • Phase 1 trials in NASH and Crohn’s Disease with an enteric coated capsule formulation for oral administration • Phase 1 trial in neurodegenerative disease with an intranasal formulation for nasal delivery

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 13 • #1 : Humira (Adalimumab): Humira topped the global prescription - drug list and had annual revenue growth of 14.6% to reach global revenue of USD 18.43 billion. • #4 : Rituxan (Rituximab, MabThera ) : Rituxan held 4 th position in the global prescription drug market with revenues amounting to USD 8.11 billion. • #6 : Herceptin (Trastuzumab): Herceptin sales were up by 15.98%, to reach global revenue of USD 7.55 billion. • #8 : Avastin (Bevacizumab): Avastin global sales grown by 10.75% in the 2017 to reach revenue of USD 7.21 billion. • #9 : Remicade (Infliximab): Remicade sales reached global revenue of USD 7.16 billion. Tiziana Life Sciences in - licensed from Novimmune fully - humanized anti - CD3 mAb Foralumab designed to be administered orally and nasally to induce site - specific immune tolerance for treatment of autoimmune and inflammatory diseases Several current blockbuster drugs are humanized monoclonal antibodies

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 14 DECEMBER 2017 • Championed the monoclonal and bispecific antibody generation platforms designed to streamline the identification, production and characterization of fully - human antibodies • Novimmune partnered with Genentech to develop: - Anti - IL - 17 mAb for treatment of autoimmune diseases - Anti - TLR4 mAb for treatment of rheumatoid arthritis • Novimmune partnered with Shire to develop a bispecific antibody for treatment of hemophilia A. Tiziana in - licensed Fully Human mAbs Foralumab and anti - IL6R from Novimmune

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 15 F ORALU M A B – THE ONLY FULLY HUM A N ANTI - CD3 MAB CD3 - specific monoclonal antibodies in clinical development 1 T cell Modulation NASH T1D GVHD IBD MS Lupus Psoriasis RA OK T 3 M u r o m o n ab I g G2 a F u ll y M o u s e N I - 0 40 1 F o r al u m ab I gG1 *AE F u ll y H u m an C h Ag lyC D3 O t eli x i z u m ab I gG1 *Ag ly C h i m e r i c & H u m a n i z ed I gG2 *AA N u vi o n V i s i l i z u m ab H u m a n i z ed h O KT3  1 ( Al a - A la ) T e p li z u m ab I gG1 *AA H u m a n i z ed Approved by the FDA for solid organ transplantation immuno - suppression Oral and Nasal Administration Oral and nasal administration with foralumab could potentially be a game changer to enhance efficacy and reduce toxicity Source: (1) Therapeutic anti - CD3 monoclonal antibodies: from bench to bedside, Kuhn C, Weiner HL, Immunotherapy, 2016 Jul;8(8):8 89 - 906.

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 16 HOWARD WEINER - TOP TIER KEY OPINION LEADER IN MS AND AUTOIMMUNE DISEASES • Director of Multiple Sclerosis Program, Department of Neurology, Brigham and Women’s Hospital ( BWH ). • Robert L Kroc Professor of Neurology, Harvard Medical School. • Co - Director , Ann Romney Center for Neurological Disease, BWH . • Founder, Partners MS Center. • Has pioneered immunotherapy in MS and has investigated immune mechanisms in nervous system diseases including MS, Alzheimer’s Disease, ALS, stroke and brain tumors. • Has pioneered the investigation of the mucosal immune system for the treatment of autoimmune and other diseases and the use of anti - CD3 to induce regulatory T cells for the treatment of these diseases. • Author of the book “ CURING MS” and the award winning film documentary “ WHAT IS LIFE? THE MOVIE”. • Dr. Weiner is the 2007 recipient of the John Dystel Prize for MS Research and in 2012 he received the NIH Director’s Transformative Research Award for investigating the innate immune system in Alzheimer’s disease.

ORAL TREATMENT WITH MURINE ANTI-CD3 (OKT3) EFFECTIVE IN A PHASE II TRIAL WITH NASH[1]

tiziana LIFE SCIENCES

Study design

- 36 subjects with NASH and type II diabetes
- Randomized, single-blinded
- 9 per group, not powered for statistical significance
- 0.2, 1.0, 5.0 mg or placebo daily for 30 days
- Primary endpoints: safety and trends in immunomodulation
- Secondary endpoint: indication or trend of efficacy through biomarkers
- Follow up: Days 0, 14, 30, 60
- Hadassah Medical Center, Jerusalem Israel

Safety

- No treatment-related adverse events
- Well tolerated
- No change in CD3+ lymphocyte count
- Normal blood chemistry and blood cell counts

Immunological

- Increases in T reg markers consistent with induction of Tregs
- Anti-inflammatory markers ↑
- CD4+CD25+LAP+ Treg cells ,TGFβ ↑

Efficacy biomarkers

- Positive trends, some of which were statistically significant
- AST ↓ – liver enzyme indicating reduced liver inflammation
- Glucose ↓ – favorable for subjects with type-2 diabetes
- Insulin ↓ – favorable for subjects with type-2 diabetes

OKT3 withdrawn from the market due to severe side effects being a murine mAb
Foralumab is fully human anti-CD3 mAb

Source: (1) Lalazar, G., Mizrahi, M., Turgeman, I., Adar, T., Ya'Acov, A. B., Shabat, Y., . . . Ilan, Y. (2015). Oral Administration of OKT3 MAb to Patients with NASH, Promotes Regulatory T-cell Induction, and Alleviates Insulin Resistance: Results of a Phase IIa Blinded Placebo-Controlled Trial. Journal of Clinical Immunology, 35(4), 399-407.

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Proprietary & Confidential © 2017 Tiziana Life Sciences plc

KEY PUBLICATION OF PRE-CLINICAL EFFICACY

tiziana LIFE SCIENCES

Oral Treatment with Foralumab, a fully human anti-CD3 monoclonal antibody, prevents skin xenograft rejection in mice with human immune systems

Mineko Ogura, Songyan Deng, Paula Preston-Hurlburt, Hideki Ogura, Kunwar Shailubhai, Chantal Kuhn, Howard L Weiner, and Kevan C. Herold

Clinical Immunol, 2017. 183: 240-246



Clinical Immunology

Oral treatment with foralumab, a fully human anti-CD3 monoclonal antibody, prevents skin xenograft rejection in humanized mice

Key Findings

- **Foralumab is as potent as OKT3**
- **Oral treatment with Foralumab is effective in animal studies**
- **Mechanism of action is *via* activation of T regs that systemically circulate to elicit targeted immunomodulation**

Proprietary & Confidential © 2017 Tiziana Life Sciences plc

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HOW DOES ORALLY ADMINISTERED FORALUMAB WORK?

A novel method for immune modulation without immune suppression



Foralumab
Gut lumen
Paneth cell
M cell
Intestinal epithelial cells
Intraepithelial lymphocytes
Dendritic cells
Lymphoid follicle
Lamina Propria
Mesenteric lymph node
NKT cells
Macrophages
T reg cell induction
Site-targeted Immunomodulation
Innate immune system

Proprietary & Confidential © 2017 Tiziana Life Sciences plc

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Proprietary & Confidential © 2017 Tiziana Life Sciences plc 20 Patent on Oral administration ANTI - CD 3 ANTIBODY FORMULATIONS US Non - Provisional Patent Application No.: 62 / 380,652 , filed August 29 , 2017 PCT Application PCT/US 2017 / 049211 , filed, Aug 29 , 2017 Claims • Composition of matter of a first oral formulation of the fully human antibody, foralumab comprising an enteric - coated lyophilized capsule with stabilizers and antioxidants to treat autoimmune and inflammatory diseases such as NASH • General methods for the production of a lyophilized NI - 0401 /CD 3 antibody dosage form for use in oral formulation Nasal administration of Foralumab • Successfully developed nasal formulation of Foralumab • Proof - of - concept for nasal administration demonstrated in animal studies • IND for nasal administration for neurodegenerative diseases with BWH, Harvard University. Submitted on May 31,2018. • In - licensed nasal delivery technology from Brigham and Women’s Hospital, Harvard Medical School ORAL AND NASAL FORMULATION OF FORALUMAB

Proprietary & Confidential © 2017 Tiziana Life Sciences plc CLINICAL DEVELOPMENT PIPELINE Milciclib: A pan - inhibitor of CDKs, TRKs and Src kinase • Phase IIa trial in HCC with Milciclib (Italy, Greece & Israel) • Phase IIb trial with combination of Milciclib and Sorafenib (Italy, Greece, Spain and Israel)

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 22 MILCICLIB, A SMALL MOLECULAR PAN - INHIBITOR OF CDKS • A novel small molecule with potent anti - tumor activity in a wide range of animal models with remarkably low toxicity • Inhibitor of a wide range of kinases associated with cancer cell growth including CDK2, CDK1, CDK4 and CDK5 and src - family kinases • Treatment of cancer cells with milciclib induces reduction in STAT3, MAPK, AKT, YES and S6, effectors of signaling pathways relevant to hepato - carcinogenesis • Shown to be well tolerated in over 296 patients, supplied for oral administration – a key issue for patients with underlying liver disease • Anticipated improved toxicity profile over the current standard of care CDK2 CDK1 CDK 4 Src family kinases CDK5 CDK7 MILCICLIB Potentially the next - gen Sorafenib/Nexavar with fewer side effects

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 23 Impressive milciclib effect, with clear reduction in the number and volume of lesions observed after treatment MR images, control vs. milciclib treated mice, pre - /post - treatment 30 mg/kg/day 10 days treatment % tumor growth, pre - /post - treatment TG 221/DENA mice • Short and robust MOA based transgenic mouse model for HCC development, dependent on mir221 expression • Tumor development is induced by DENA CONTROL MILCICLIB ( ϰϬ mg/kg/day) PRE POST (Day 8) MILCICLIB INHIBITS MIR221/222 TO SUPPRESS HCC TUMOR GROWTH IN MICE

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 24 MILCICLIB AND SORAFENIB MAY HAVE SYNERGISTIC EFFECT Synergistic effect on HCC with sorafenib expected Chronic Inflammation / dysregulation of cell cycle Cell cycle regulators Normal Liver MTK PI - 3K Akt VEGF PDGF miRNA 122 miRNA 221 miRNA 222 Sorafenib Need for improvement dose limiting tox HBV/HCV Fibrosis Cirrhosis HCC Milciclib Milciclib HCC mediated alteration

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 25 Key Findings • Milciclib was well - tolerated with manageable side effects in patients with refractory solid tumors • Oral treatment with milciclib in combination with gemcitabine demonstrated clinical activity in patients who were non - responder to existing chemotherapeutic drugs • Recommended phase II dose was found to be 150 mg/day (7 day off/7day on cycle) • Overall response rate was 36% • Results suggest further evaluation of milciclib in other solid cancers either as monotherapy or combo - therapy KEY FINDINGS

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 26 Tiziana Life Sciences Announces that Milciclib Met its Primary Endpoint in Two Phase II Clinical Trials in Patients with Thymic Carcinoma and Thymoma November 23, 2017 With long - term safety and efficacy profile, Milciclib could potentially be the first - in - class targeted therapy for patients with thymic carcinoma and thymoma without any satisfactory treatment option today RECENT PRESS RELEASES Tiziana Life Sciences Announces Safety of Milciclib in a Phase 2a Trial in Unresectable or Metastatic Hepatocellular Carcinoma (HCC) Patients December 8, 2017 Demonstration of safety, a pre - requisite to initiate a Phase 2b trial evaluating combination of Milciclib with sorafenib ( Nexavar ®; Bayer Germany (BAYN.GR)) in HCC patients, is an important milestone Tiziana Life Sciences Announces a Poster Presentation on Phase II clinical data with Milciclib in Thymic carcinoma and Thymoma patients at the American Society of Clinical Oncology (ASCO) Meeting (June 1 - 5, Chicago IL) April 9, 2018 Milciclib met the primary endpoint and secondary endpoints in two phase II multi - centered clinical trials in thymic carcinoma (TC) and Thymoma (B3T) patients Percentage of patients with stable disease, complete response and partial response was 69.2% in both trials for TC and 80.0% and 70.6% for B3T patients

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 27 THYMIC CARCINOMA AND THYMOMA UPDATES • Two phase II trials with Milciclib in US, Italy and France - Trial 006: Thymic carcinoma and Thymoma mixed population (72 patients) - Trial 007: Thymic carcinoma and Thymoma mixed population (30 patients) • Rare cancers with very few cases: Orphan Disease Indications • Positive clinical data • Primary endpoint (PFS) and secondary endpoint (OS) met in both trials • Thymic carcinoma is an aggressive metastatic cancer and has no approved therapy • Milciclib as a single agent met primary as well as secondary endpoints in thymic carcinoma in both trials

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 28 TWO PHASE 2 TRIALS DEMONSTRATED CLINICAL ACTIVITY AND SAFETY OF MILCICLIB IN THYMIC CARCINOMA AND THYMOMA PATIENTS ~50% of patients had PFS at 7 months and 30% had PFS at 12 months ~50% of patients had OS at 24 months and 30% had OS at 38 months ~55% of patients had OS at 48 months Source: (1) TILS press release - Tiziana Life Sciences Announces Safety of Milciclib in a Phase 2a Trial in Unresectable or Metastatic Hepatocellular Carcinoma (HCC) Patients, Dec 8, 2017 CDKO - 125 a - 007 Thymic Carcinoma and Thymoma mixed population CDKO - 125a - 006 Thymic Carcinoma and Thymoma mixed population ~50% of patients had PFS at 10 months and 30% had PFS at 18 months

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 29 LONG TERM SAFETY OF MILCICLIB • Five patients from the - 006 study and two patients from the - 007 study have continued on the Milciclib regimen with good clinical response and safety • Some patients have been taking Milciclib since 2012 (6 years) with few serious adverse events • More than 20% of the reported symptoms included vomiting, fatigue, anorexia and tremor • Most of the AEs were mostly low grade 1 or 2 • 150 mg milciclib/day dosing was too high but still safe, minimal AEs • 7 day ON/7day OFF dosing: Cmax is higher

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 30 INTERIM ANALYSIS DATA FROM MILCICLIB PHASE 2 TRIAL IN SORAFENIB - RESISTANT HCC PATIENTS • Why interim analysis: Since this was the first exposure of Milciclib in HCC patients with, it was important to ensure safety of patient with underlying cirrhosis • Trial design : Oral administration with Milciclib (100 mg/day; 4 day ON/3 day OFF). Total patients 30 to be enrolled. Duration 6 months Primary end point: safety Secondary end points: PFS, ORR & TTP Exploratory: AFP and miRNA profiling • Compassionate use : On request of patients with EC approval • Data from 10 sorafenib - resistant HCC patients: 1. Four patients completed treatment as per protocol. Three requested to be on compassionate use and are on the drug since September (n=1) and October (n=2) 2017 2. Two patients are in their 10 th and 11 th months of treatment with stabilized disease 3. Milciclib treatment was well - tolerated 4. IDMC recommended to continue enrolling patients 5. Toxicities were manageable • Enrollment ongoing: Enrollment of 30 patients anticipated to be completed by Nov/Dec 2018 • Anticipated Topline data: 1Q 2019

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 31 MILCICLIB CLINICAL PROGRAM Encouraging clinical data warrant further evaluation in HCC Current focus Completed trials Indication Phase Dose N Outcome Advanced metastasis Solid tumors 1 45 - 80 mg/m 2 / day + gemcitabine at 1000mg/m 2 16 Complete B3 Thymoma/Thymic Carcinoma, 2 nd line therapy 2 150mg/day 72 Complete B3 Thymoma/Thymic Carcinoma, 2 nd line therapy 2 150mg/day 30 Complete On - going and Planned Studies HCC Programs Phase Milciclib HCC monotherapy 2a Milciclib HCC combination therapy with Sorafenib 2b Thymic Carcinoma/Thymoma Seek guidance from EMA/FDA to develop next steps for approval 2

Proprietary & Confidential © 2017 Tiziana Life Sciences plc PRECLINICAL PIPELINE TZLS - 501, a fully human anti - IL6 receptor mAb , a preclinical candidate Not budgeted. • Multiple Myeloma • Rheumatoid Arthritis

Proprietary & Confidential © 2017 Tiziana Life Sciences plc 33 DECEMBER 2017 TZLS - 501 Fully human anti - interleukin - 6 receptor (IL - 6R) monoclonal antibody ( mAb ) Mechanism Indications Opportunity Competitive Edge IP/Ownership • Interleukin - 6 (IL - 6) is a potent cytokine regulating cell growth and differentiation as well as immune responses. • Excessive production of IL - 6 and its receptor IL - 6R are key drivers of chronic inflammation and inflammatory disease • Multiple Myeloma • Could potentially be used in combination with foralumab for NASH and other inflammatory diseases such rheumatoid arthritis • Anticipated to exert synergistic effect with F oralumab for inflammatory diseases • Differs from other anti - IL - 6R mAbs (e.g. tocilizumab ), by acting not only on membrane - bound IL - 6R, but also on soluble IL - 6R, and is also able to deplete circulating levels of IL - 6 in blood • Exclusive license from Novimmune (NI - 1201) • Method of use in combination with anti - CD3 patent pending TZLS501 – ANTI IL - 6 RECEPTOR IS A FULLY HUMAN ANTIBODY

Proprietary & Confidential © 2017 Tiziana Life Sciences plc IP PORTFOLIO

INTELLECTUAL PROPERTY PORTFOLIO

tiziana LIFE SCIENCES

Family	Subject	Priority	Status	Expires	Jurisdiction
Foralumab TZLS-401	Methods of Use (Autoimmune or Inflammatory diseases and disorders)	2004	Issued/ Pending	2025	Australia, Canada, China, Hong Kong, Israel, Japan, Mexico, Norway, Singapore, South Africa, Ukraine, Armenia, Austria, Azerbaijan, Belgium, Belarus, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Ireland, Italy, Kyrgyzstan, Kazakhstan, Luxembourg, Moldova, Netherlands, Portugal, Russian Federation, Sweden, Tajikistan, Turkmenistan Pending: Norway (divisional)
	Composition and methods of use	2004	Issued/ Pending	2025	US, Armenia, Australia, Austria, Azerbaijan, Belarus, Canada, China, Denmark, France, Germany, Hong Kong, India, Israel, Italy, Japan, Kazakhstan, Kyrgyzstan, Mexico, Moldova, Netherlands, Norway, Republic of Korea, Russian Federation, Singapore, South Africa, Spain, Switzerland, Tajikistan, Turkmenistan, and Ukraine Pending: Brazil, Japan (divisional), Singapore (divisional), US (divisional)
	Methods of Use (In combination with anti-IL-6/IL-6R antibodies)	2011	Pending	2032	US
	Formulations and dosing regimen	2016	Pending	2037	US and PCT
Milciclib TZLS-201	Composition of matter, methods of use, process of manufacturing	2003	Issued	2024	US, Europe, Eurasia, Africa, Algeria, Antigua & Barbuda, Argentina, Australia, Barbados, Bosnia & Herzegovina, Brazil, Canada, Colombia, Costa Rica, Croatia, Cuba, Ecuador, Egypt, Georgia, Iceland, India, Indonesia, Israel, Japan, Korea, Kosovo, Malaysia, Mexico, Mongolia, Montenegro, New Zealand, Nicaragua, Norway, Pakistan, Philippines, Serbia, Singapore, South Africa, Sri Lanka, Taiwan, Thailand, Trinidad & Tobago, Tunisia, Ukraine, Uzbekistan, Venezuela, Vietnam
	Methods of use (multiple indications)	2008; 2009	Issued	2029; 2030	US, EU, China, Hong Kong, Japan
	Methods of use (combination therapies with cytotoxics)	2008; 2009	Issued	2029; 2030	US, EU, China, Hong Kong, Japan
	Compositions of related entities, formulations and methods of treatment	2009	Issued	2030	US, EU, China, Hong Kong, Japan
	Methods of use (combination therapies with therapeutic antibodies)	2006	Issued	2027	US, EU, China, Hong Kong, Japan
Anti-IL6R antibody TZLS-501	Composition of Matter and Methods of use	2009	Issued	2029	US, Austria, Australia, Belgium, Canada, China, Denmark, France, Germany, Ireland, Italy, Japan Luxembourg, Mexico, Netherland, Spain, Sweden, Switzerland and UK Pending: India

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Proprietary & Confidential © 2017 Tiziana Life Sciences plc 36 NEAR TERM MILESTONES AND USE OF PROCEEDS The anticipated proceeds of the proposed offering will be used to accomplish the following in 2019 • Foralumab (TZLS - 401) – Complete two, Phase 1 trials with oral and nasal administration of foralumab in in healthy volunteers – Initiate planning for Phase 2 trials in both indications • Milciclib (TZLS - 201) – Complete ongoing monotherapy study enrolling a total of 30 HCC patients – Initiate a Phase 2b combination study evaluating combination of milciclib and sorafenib in naïve HCC patients • StemPrintER ™ – Continue development and method validation. The cost for this program will be minimal • G & A expenses We anticipate that our existing cash resources, together with the net proceeds from the offering, will enable us to fund our operating expenses and capital expenditure requirements to the end of 2019.